Exhibit 99.1

CONTACT:	Investor Relations	Corporate Communications
	404-715-2170	404-715-2554
	InvestorRelations@delta.com	Media@delta.com

Delta Air Lines Announces June Quarter 2023 Financial Results

Delivered highest quarterly revenue and profitability in Delta’s history

Strong June quarter operating cash flow enabled accelerated debt reduction

Expect record September quarter revenue, mid-teens operating margin and EPS of $2.20 - $2.50

Raising full year EPS outlook to $6 - $7 and reiterating free cash flow guide of $3 billion

ATLANTA, July 13, 2023 – Delta Air Lines (NYSE: DAL) today reported financial results for the June quarter and provided its outlook for the September quarter 2023. Highlights of the June quarter, including both GAAP and adjusted metrics, are on page five and incorporated here.

"Thanks to the incredible work of our entire team, Delta is delivering for our customers by providing strong operational performance and best in class service during this busy summer period. With this performance, we generated record revenue and profitability in the June quarter. Our people are the best professionals in the industry, and I’m proud to recognize their achievements with $667 million in the first half toward next year’s profit sharing payment," said Ed Bastian, Delta's chief executive officer.

“Consumer demand for air travel remains robust. Against this constructive backdrop, we are increasing our 2023 earnings guidance to $6 to $7 per share and reiterating our recently updated outlook for $3 billion of free cash flow.”

June Quarter 2023 GAAP Financial Results

•	Record operating revenue of $15.6 billion
•	Record operating income of $2.5 billion with an operating margin of 16.0 percent
•	Pre-tax income of $2.3 billion with a pre-tax margin of 14.9 percent
•	Earnings per share of $2.84
•	Operating cash flow of $2.6 billion
•	Payments on debt and finance lease obligations of $1.8 billion
•	Total debt and finance lease obligations of $20.2 billion at quarter end

June Quarter 2023 Adjusted Financial Results

•	Record operating revenue of $14.6 billion, 19 percent higher than the June quarter 2022
•	Record operating income of $2.5 billion with an operating margin of 17.1 percent
•	Pre-tax income of $2.2 billion with a pre-tax margin of 15.2 percent
•	Earnings per share of $2.68
•	Operating cash flow of $2.6 billion
•	Free cash flow of $1.1 billion
•	Adjusted net debt of $19.8 billion at quarter end

1

September Quarter and Full Year Outlook1

	3Q23 Forecast	FY 2023 Forecast
Total Revenue YoY	+11% - 14%	+17% - 20%
Operating Margin	Mid-Teens	>12%
Earnings Per Share	$2.20 - $2.50	$6 - $7
[1] Non-GAAP measures; Refer to Non-GAAP reconciliations for comparison figures

Additional metrics for financial modeling can be found in the Supplemental Information section under Quarterly Results on ir.delta.com.

Revenue Environment and Outlook

"We delivered record revenue in the June quarter, with total revenues 19 percent higher than the June quarter of 2022. These results reflect the strength of the demand environment, the hard work of our people and the momentum of Delta’s brand," said Glen Hauenstein, Delta's president. "Robust demand is continuing into the September quarter where we expect total revenue to be similar to the June quarter, up 11 percent to 14 percent compared to the September quarter 2022 on capacity that is 16 percent higher.”

•	Unit revenue strength continues: June quarter total unit revenue (TRASM) was up 1 percent versus 2022 on 17 percent higher capacity driven by improved load factors and yields.
•	Record international performance: Record June quarter international passenger revenue was 61 percent higher year over year with record profitability. Transatlantic was driven by strong U.S. consumer demand, with southern European destinations leading results. Transpacific benefited from the re-opening of Japan and performance of the Korean Air joint venture. Latin America strength continued, driven by demand for travel to South America and the Caribbean with integration of the LATAM joint venture progressing well.
•	Domestic demand remains robust: June quarter domestic passenger revenue was up 8 percent year over year on a similar increase in capacity. Corporate revenue grew year over year with recent corporate survey results indicating that 93 percent of companies expect their travel will increase or stay the same sequentially in the September quarter.
•	Premium and Loyalty revenue drive revenue diversification: Premium revenue growth continues to outpace main cabin, increasing 25 percent year over year. Loyalty revenue improved 20 percent driven by strong co-brand acquisitions and spend growth. American Express remuneration for the June quarter was $1.7 billion, approximately 22 percent higher than June quarter 2022.

Cost Performance and Outlook

“Non-fuel unit costs have reached an important inflection point with our rebuild substantially behind us, core maintenance normalizing and the benefits of scale and efficiency increasing into the second half," said Dan Janki, Delta’s chief financial officer. "We expect September quarter non-fuel unit costs to decline 1 percent to 3 percent year over year, consistent with our outlook for low-single digit declines in the second half of the year.”

June Quarter 2023 Cost Performance

•	June quarter operating expense of $13.1 billion and total adjusted operating expense of $12.1 billion
•	June quarter adjusted non-fuel costs of $9.0 billion
•	June quarter non-fuel CASM was 2.4 percent higher year over year
•	Adjusted fuel expense of $2.5 billion was down 24 percent compared to the June quarter 2022
•	Adjusted fuel price of $2.52 per gallon declined 34 percent versus 2022 and includes a refinery benefit of 4¢ per gallon
•	Fuel efficiency, defined as gallons per 1,000 ASMs, was 14.4, a 1 percent improvement versus 2022

2

Balance Sheet, Cash and Liquidity

"Delta delivered $2.9 billion of free cash flow in the first half of the year, while consistently reinvesting in the business,” Janki said. “With an outlook for $3 billion of free cash flow in 2023, we are accelerating debt repayment with a goal of retiring over $4 billion in debt this year. We are on track to reduce leverage to 3x by the end of this year and achieve investment grade metrics in 2024. During the quarter, we also reinstated the quarterly dividend, an important milestone that opens the shareholder base to yield-focused investors.”

•	Adjusted net debt of $19.8 billion at June quarter end, a reduction of $2.5 billion from the end of 2022
•	Payments on debt and finance lease obligations of $1.8 billion in the June quarter. This included $0.8 billion of maturities and the early repayment of $1.0 billion of debt instruments with an average interest rate of 7 percent
•	Weighted average interest rate of 4.6 percent with 88 percent fixed rate debt and 12 percent variable rate debt
•	Adjusted operating cash flow was a June quarter record of $2.6 billion, and with gross capital expenditures of $1.6 billion, free cash flow was $1.1 billion
•	Air Traffic Liability ended the quarter at $10.4 billion, up $0.5 billion year over year
•	Liquidity* of $8.8 billion at quarter-end, including $2.8 billion in undrawn revolver capacity

*Includes cash and cash equivalents, short-term investments and undrawn revolving credit facilities

3

June Quarter Highlights

Operations, Network and Fleet

•	Earned the #1 spot on The Points Guy’s list of best U.S. Airlines for the fifth year in a row, consistently scoring high in reliability, customer experience, network and the loyalty program
•	Implemented largest ever trans-Atlantic summer schedule in Delta’s history with more than 650 weekly flights to 32 destinations and a 20 percent increase in seat capacity versus summer 2022
•	Delta and LATAM announced new and enhanced service, with U.S.-Colombia routes and LATAM’s first Atlanta route
•	Signed an agreement with EL AL Israel Airlines to launch a strategic partnership with more convenient connections for customers, reciprocal codeshare and frequent flyer benefits
•	Took delivery of 18 aircraft this year and 12 this quarter, including the A321neo, A220-300 and A330-900; exercised option to purchase 12 additional A220s and added one A330-900 to the order book

Culture and People

•	Welcomed Mike Spanos as Chief Operating Officer and Alicia Tillman as Chief Marketing Officer
•	Accrued $595 million toward profit sharing in the June quarter, resulting in $667 million accrued in the first half, more than the entire year of 2022
•	Provided a 5 percent base pay increase for eligible employees worldwide, effective April 1, 2023, maintaining our philosophy of industry-leading pay for industry-leading performance
•	Ranked No. 1 in Strategic Clarity and No. 2 on Leadership Alignment in the Return On Leadership 100 Ranking of the top 100 Fortune 500 companies with a top 20 ranking overall
•	Named one of the Best Employers for Diversity by Forbes, along with one of the top companies for career growth by LinkedIn
•	Awarded this year’s Industrial Sector Leader as one of the most community-minded companies in the U.S. and recognized on The Civic 50 by Points of Light for the sixth consecutive year
•	Recognized as the No. 1 corporate blood drive sponsor with the American Red Cross for the sixth consecutive year with record units of blood collected

Customer Experience and Loyalty

•	Welcomed over 3 million new SkyMiles members in the quarter marking the second consecutive record quarter
•	Generated record American Express remuneration with increasing premium card acquisitions
•	Continued to roll out fast, free Wi-Fi for SkyMiles members across the fleet, bringing total to more than 540 aircraft with full availability across Delta’s global fleet planned by the end of 2024
•	Launched Delta Sync, the first-of-its-kind platform providing curated onboard experiences for customers
•	Named best airline in North America by millions of airline customers at Skytrax World Airline Awards; Earned No. 1 ranking for Best Airline Staff Service in North America
•	Named No. 1 for Premium Economy by J.D. Power for 2023
•	Delta’s new Terminal C at LGA and Terminal 3 at LAX made The Condé Nast Traveler’s 2023 Hot List in its “ultimate guide to planning your perfect trip”
•	Opened a third Delta Sky Club at Minneapolis-Saint Paul International Airport, the largest at MSP with seating for more than 450 and a first-of-its-kind Sky Deck for MSP
•	Opened five new gates at SLC, with the eastern portion of Concourse A expected by year-end

Environmental, Social and Governance

•	Issued Delta’s annual ESG Report which shares examples from 2022 of how Delta is creating a safer, more equitable workplace, reflecting the communities we serve while pushing towards a more sustainable future
•	Accelerating commitment to SAF with the purchase of 10 million gallons of SAF from Shell Aviation to be delivered over a two-year period for use at Los Angeles International Airport.
•	Completed electrification of nearly all core ground service equipment at hubs in SLC and BOS with goals to extend to ATL, LAX, SEA, MSP, JFK, LGA and others
•	Participated in SkyTeam’s Sustainable Flight Challenge

4

June Quarter Results

June quarter results have been adjusted primarily for the third-party refinery sales, unrealized gains on investments and loss on extinguishment of debt as described in the reconciliations in Note A.

	GAAP		$		%
($ in millions except per share and unit costs)	2Q23	2Q22	Change		Change
Operating income	2,491	1,519	972		64%
Operating margin	16.0%	11.0%	5.0	pts	45%
Pre-tax income	2,317	1,033	1,284		NM
Pre-tax margin	14.9%	7.5%	7.4	pts	99%
Net income	1,827	735	1,092		NM
Diluted earnings per share	2.84	1.15	1.69		NM
Operating revenue	15,578	13,824	1,754		13%
Total revenue per available seat mile (TRASM) (cents)	22.58	23.47	(0.89)		(4)%
Operating expense	13,087	12,305	782		6%
Cost per available seat mile (CASM) (cents)	18.97	20.89	(1.92)		(9)%
Fuel expense	2,516	3,223	(707)		(22)%
Average fuel price per gallon	2.52	3.74	(1.22)		(33)%
Operating cash flow	2,609	2,535	74		3%
Capital expenditures	1,452	958	494		52%
Total debt and finance lease obligations	20,205	24,839	(4,634)		(19)%

	Adjusted		$		%
($ in millions except per share and unit costs)	2Q23	2Q22	Change		Change
Operating income	2,494	1,445	1,049		73%
Operating margin	17.1%	11.7%	5.4	pts	46%
Pre-tax income	2,220	1,222	998		82%
Pre-tax margin	15.2%	9.9%	5.3	pts	54%
Net income	1,723	921	802		87%
Diluted earnings per share	2.68	1.44	1.24		86%
Operating revenue	14,613	12,311	2,302		19%
TRASM (cents)	21.18	20.90	0.28		1%
Operating expense	12,119	10,866	1,253		12%
Non-fuel cost	9,011	7,516	1,495		20%
Non-fuel unit cost (CASM-Ex) (cents)	13.06	12.76	0.30		2.4%
Fuel expense	2,513	3,296	(783)		(24)%
Average fuel price per gallon	2.52	3.82	(1.30)		(34)%
Operating cash flow	2,648	2,465	183		7%
Free cash flow	1,094	1,608	(514)		(32)%
Gross capital expenditures	1,572	864	708		82%
Adjusted net debt	19,841	19,578	263		1%

5

About Delta Air Lines Through the warmth and service of the Delta Air Lines (NYSE: DAL) people and the power of innovation, Delta never stops looking for ways to make every trip feel tailored to every customer. More than 90,000 Delta people lead the way in delivering a world-class customer experience on over 4,000 daily flights to more than 280 destinations on six continents, connecting people to places and to each other.

Delta expects to serve nearly 200 million customers this year safely, reliably and with industry-leading customer service innovation – recognized as North America’s most on-time airline. We’re dedicated to ensuring that the future of travel is connected, personalized and enjoyable. Our people’s genuine and enduring motivation is to make every customer feel welcomed and respected across every point of their journey with us.

Headquartered in Atlanta, Delta operates significant hubs and key markets in Amsterdam, Atlanta, Boston, Detroit, London-Heathrow, Los Angeles, Mexico City, Minneapolis-St. Paul, New York-JFK and LaGuardia, Paris-Charles de Gaulle, Salt Lake City, Seattle, Seoul-Incheon and Tokyo.

As the leading global airline, Delta's mission to connect the world creates opportunities, fosters understanding and expands horizons by connecting people and communities to each other and to their own potential.

Powered by innovative and strategic partnerships with Aeromexico, Air France-KLM, China Eastern, Korean Air, LATAM, Virgin Atlantic and WestJet, Delta brings more choice and competition to customers worldwide.

Delta is America's most-awarded airline thanks to the dedication, passion and professionalism of its people. It has been recognized by Cirium for operational excellence, as the top U.S. airline by the Wall Street Journal, among Fast Company's most innovative companies, the World's Most Admired Airline according to Fortune, as one of Glassdoor's Best Places to Work, and a top employer for diversity, veterans and best workplaces for women by Forbes.

Forward Looking Statements

Statements made in this press release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections, goals, aspirations, commitments or strategies for the future, should be considered “forward-looking statements” under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements are not guarantees or promised outcomes and should not be construed as such. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections, goals, aspirations, commitments and strategies reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the impact of incurring significant debt in response to the COVID-19 pandemic; failure to comply with the financial and other covenants in our financing agreements; the possible effects of accidents involving our aircraft or aircraft of our airline partners; breaches or lapses in the security of technology systems on which we rely, which could compromise the data stored within them, as well as failure to comply with ever-evolving global privacy and security regulatory obligations or adequately address increasing customer focus on privacy issues and data security; disruptions in our information technology infrastructure; our dependence on technology in our operations; our commercial relationships with airlines in other parts of the world and the investments we have in certain of those airlines; the effects of a significant disruption in the operations or performance of third parties on which we rely; failure to realize the full value of intangible or long-lived assets; labor issues; the effects on our business of seasonality and other factors beyond our control, including severe weather conditions, natural disasters or other environmental events, including from the impact of climate change; changes in the cost of aircraft fuel; extended disruptions in the supply of aircraft fuel, including from Monroe Energy, LLC (“Monroe”), a wholly-owned subsidiary of Delta; failure or inability of insurance to cover a significant liability at Monroe’s Trainer refinery; failure to comply with existing and future environmental regulations to which Monroe’s refinery operations are subject, including costs related to compliance with renewable fuel standard regulations; significant damage to our reputation and brand, including from exposure to significant adverse publicity or inability to achieve certain sustainability goals; our ability to retain senior management and other key employees, and to maintain our company culture; disease outbreaks, such as the COVID-19 pandemic or similar public health threats, and measures implemented to combat them; the effects of terrorist attacks, geopolitical conflict or security events; competitive conditions in the airline industry; extended interruptions or disruptions in service at major airports at which we operate or significant problems associated with types of aircraft or engines we operate; the effects of extensive government regulation we are subject to; the impact of environmental regulation, including but not limited to increased regulation to reduce emissions and other risks associated with climate change, and the cost of compliance with more stringent environmental regulations; and unfavorable economic or political conditions in the markets in which we operate or volatility in currency exchange rates.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of the date of this press release, and which we undertake no obligation to update except to the extent required by law.

6

DELTA AIR LINES, INC.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
(in millions, except per share data)	2023	2022	$ Change	% Change	2023	2022	$ Change	% Change
Operating Revenue:
Passenger	$13,205	$10,958	$2,247	21%	$23,616	$17,865	$5,751	32%
Cargo	172	272	(100)	(37)%	381	561	(180)	(32)%
Other	2,201	2,594	(393)	(15)%	4,340	4,747	(407)	(9)%
Total operating revenue	15,578	13,824	1,754	13%	28,337	23,173	5,164	22%

Operating Expense:
Salaries and related costs	3,692	2,955	737	25%	7,078	5,782	1,296	22%
Aircraft fuel and related taxes	2,516	3,223	(707)	(22)%	5,192	5,315	(123)	(2)%
Ancillary businesses and refinery	1,173	1,718	(545)	(32)%	2,298	3,100	(802)	(26)%
Contracted services	994	791	203	26%	2,004	1,544	460	30%
Landing fees and other rents	617	546	71	13%	1,201	1,050	151	14%
Aircraft maintenance materials and outside repairs	614	522	92	18%	1,199	988	211	21%
Passenger commissions and other selling expenses	651	526	125	24%	1,152	838	314	37%
Depreciation and amortization	573	510	63	12%	1,137	1,016	121	12%
Regional carrier expense	559	528	31	6%	1,117	1,018	99	10%
Pilot agreement and related expenses	–	–	–	NM	864	–	864	NM
Passenger service	442	369	73	20%	859	644	215	33%
Profit sharing	595	54	541	NM	667	54	613	NM
Aircraft rent	132	127	5	4%	264	249	15	6%
Other	529	436	93	21%	1,090	840	250	30%
Total operating expense	13,087	12,305	782	6%	26,122	22,438	3,684	16%

Operating Income	2,491	1,519	972	64%	2,215	735	1,480	NM

Non-Operating Expense:
Interest expense, net	(203)	(269)	66	(25)%	(430)	(543)	113	(21)%
Gain/(loss) on investments, net	128	(221)	349	NM	251	(368)	619	NM
Loss on extinguishment of debt	(29)	(41)	12	(29)%	(50)	(66)	16	(24)%
Pension and related (expense)/benefit	(61)	73	(134)	NM	(122)	145	(267)	NM
Miscellaneous, net	(9)	(28)	19	(68)%	(52)	(70)	18	(26)%
Total non-operating expense, net	(174)	(486)	312	(64)%	(403)	(902)	499	(55)%

Income/(Loss) Before Income Taxes	2,317	1,033	1,284	NM	1,812	(167)	1,979	NM

Income Tax Provision	(490)	(298)	(192)	64%	(348)	(38)	(310)	NM

Net Income/(Loss)	$1,827	$735	$1,092	NM	$1,464	$(205)	$1,669	NM

Basic Income/(Loss) Per Share	$2.86	$1.15			$2.29	$(0.32)
Diluted Income/(Loss) Per Share	$2.84	$1.15			$2.28	$(0.32)

Basic Weighted Average Shares Outstanding	639	638			639	638
Diluted Weighted Average Shares Outstanding	642	641			642	638

7

DELTA AIR LINES, INC.

Passenger Revenue

(Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
(in millions)	2023	2022	$ Change	% Change	2023	2022	$ Change	% Change
Ticket - Main cabin	$6,694	$5,664	$1,030	18%	$11,917	$9,111	$2,806	31%
Ticket - Premium products	5,135	4,109	1,026	25%	9,151	6,648	2,503	38%
Loyalty travel awards	902	744	158	21%	1,645	1,287	358	28%
Travel-related services	474	441	33	7%	903	819	84	10%
Passenger revenue	$13,205	$10,958	$2,247	21%	$23,616	$17,865	$5,751	32%

DELTA AIR LINES, INC.

Other Revenue

(Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
(in millions)	2023	2022	$ Change	% Change	2023	2022	$ Change	% Change
Refinery	$965	$1,514	$(549)	(36)%	$1,882	$2,700	$(818)	(30)%
Loyalty program	774	650	124	19%	1,500	1,221	279	23%
Ancillary businesses	214	206	8	4%	445	416	29	7%
Miscellaneous	248	224	24	11%	513	410	103	25%
Other revenue	$2,201	$2,594	$(393)	(15)%	$4,340	$4,747	$(407)	(9)%

DELTA AIR LINES, INC.

Total Revenue

(Unaudited)

		Increase (Decrease)
		2Q23 vs 2Q22
Revenue	2Q23($M)	Change	Unit Revenue	Yield	Capacity
Domestic	$8,944	8%	(1)%	0%	9%
Atlantic	2,803	65%	22%	17%	35%
Latin America	926	24%	16%	11%	7%
Pacific	532	175%	29%	0%	113%
Passenger Revenue	$13,205	21%	3%	2%	17%
Cargo Revenue	172	(37)%
Other Revenue	2,201	(15)%
Total Revenue	$15,578	13%	(4)%
Third Party Refinery Sales	(965)
Total Revenue, adjusted	$14,613	19%	1%

8

DELTA AIR LINES, INC.

Statistical Summary

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2023	2022	Change	2023	2022	Change
Revenue passenger miles (millions)	60,804	51,519	18%	110,491	90,218	22%
Available seat miles (millions)	68,993	58,903	17%	130,345	110,713	18%
Passenger mile yield (cents)	21.72	21.27	2%	21.37	19.80	8%
Passenger revenue per available seat mile (cents)	19.14	18.60	3%	18.12	16.14	12%
Total revenue per available seat mile (cents)	22.58	23.47	(4)%	21.74	20.93	4%
TRASM, adjusted - see Note A (cents)	21.18	20.90	1%	20.30	18.49	10%
Cost per available seat mile (cents)	18.97	20.89	(9)%	20.04	20.27	(1)%
CASM-Ex - see Note A (cents)	13.06	12.76	2%	13.44	12.98	4%
Passenger load factor	88%	87%	1 pt	85%	81%	4 pts
Fuel gallons consumed (millions)	997	863	16%	1,885	1,613	17%
Average price per fuel gallon	$2.52	$3.74	(33)%	$2.75	$3.29	(16)%
Average price per fuel gallon, adjusted - see Note A	$2.52	$3.82	(34)%	$2.77	$3.34	(17)%

9

DELTA AIR LINES, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	June 30,
(in millions)	2023	2022
Cash Flows From Operating Activities:
Net Income	$1,827	$735
Depreciation and amortization	573	510
Changes in air traffic liability	(766)	805
Changes in profit sharing	595	54
Changes in balance sheet and other, net	380	431
Net cash provided by operating activities	2,609	2,535

Cash Flows From Investing Activities:
Property and equipment additions:
Flight equipment, including advance payments	(1,074)	(603)
Ground property and equipment, including technology	(378)	(355)
Purchase of short-term investments	(1,013)	(248)
Redemption of short-term investments	1,064	943
Other, net	19	112
Net cash used in investing activities	(1,382)	(152)

Cash Flows From Financing Activities:
Payments on debt and finance lease obligations	(1,820)	(952)
Other, net	(12)	(14)
Net cash used in financing activities	(1,832)	(966)

Net (Decrease)/Increase in Cash, Cash Equivalents and Restricted Cash Equivalents	(605)	1,417
Cash, cash equivalents and restricted cash equivalents at beginning of period	3,429	8,135
Cash, cash equivalents and restricted cash equivalents at end of period	$2,824	$9,552

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Consolidated Balance Sheets to the total of the same such amounts shown above:

Current assets:
Cash and cash equivalents	$2,668	$9,221
Restricted cash included in prepaid expenses and other	156	154
Other assets:
Restricted cash included in other noncurrent assets	–	177
Total cash, cash equivalents and restricted cash equivalents	$2,824	$9,552

10

DELTA AIR LINES, INC.

Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
(in millions)	2023	2022
ASSETS
Current Assets:
Cash and cash equivalents	$2,668	$3,266
Short-term investments	3,368	3,268
Accounts receivable, net	3,122	3,176
Fuel inventory, expendable parts and supplies inventories, net	1,438	1,424
Prepaid expenses and other	2,484	1,877
Total current assets	13,080	13,011

Property and Equipment, Net:
Property and equipment, net	34,092	33,109

Other Assets:
Operating lease right-of-use assets	6,834	7,036
Goodwill	9,753	9,753
Identifiable intangibles, net	5,988	5,992
Equity investments	2,389	2,128
Other noncurrent assets	1,361	1,259
Total other assets	26,325	26,168
Total assets	$73,497	$72,288

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of debt and finance leases	$2,065	$2,359
Current maturities of operating leases	699	714
Air traffic liability	10,422	8,160
Accounts payable	5,114	5,106
Accrued salaries and related benefits	3,340	3,288
Loyalty program deferred revenue	3,824	3,434
Fuel card obligation	1,100	1,100
Other accrued liabilities	1,918	1,779
Total current liabilities	28,482	25,940

Noncurrent Liabilities:
Debt and finance leases	18,140	20,671
Pension, postretirement and related benefits	3,669	3,707
Loyalty program deferred revenue	4,443	4,448
Noncurrent operating leases	6,646	6,866
Other noncurrent liabilities	4,017	4,074
Total noncurrent liabilities	36,915	39,766

Commitments and Contingencies

Stockholders' Equity:	8,100	6,582
Total liabilities and stockholders' equity	$73,497	$72,288

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Note A: The following tables show reconciliations of non-GAAP financial measures. The reasons Delta uses these measures are described below. Reconciliations may not calculate due to rounding.

Delta sometimes uses information ("non-GAAP financial measures") that is derived from the Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Under the Securities and Exchange Commission rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The tables below show reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures.

Forward Looking Projections. Delta is not able to reconcile forward looking non-GAAP financial measures without unreasonable effort because the adjusting items such as those used in the reconciliations below will not be known until the end of the period and could be significant.

Adjustments. These reconciliations include certain adjustments to GAAP measures that are made to provide comparability between the reported periods, if applicable, and for the reasons indicated below:

Third-party refinery sales. Refinery sales to third parties, and related expenses, are not related to our airline segment. Excluding these sales therefore provides a more meaningful comparison of our airline operations to the rest of the airline industry.

MTM adjustments and settlements on hedges. Mark-to-market ("MTM") adjustments are defined as fair value changes recorded in periods other than the settlement period. Such fair value changes are not necessarily indicative of the actual settlement value of the underlying hedge in the contract settlement period, and therefore we remove this impact to allow investors to better understand and analyze our core performance. Settlements represent cash received or paid on hedge contracts settled during the applicable period.

Restructuring charges. During 2020, we recorded restructuring charges for items such as fleet impairments and voluntary early retirement and separation programs following strategic business decisions in response to the COVID-19 pandemic. During 2022, we recognized adjustments to certain of those restructuring charges, representing changes in our estimates.

Loss on extinguishment of debt. This adjustment relates to early termination of a portion of our debt. Adjusting for these losses allows investors to better understand and analyze our core operational performance in the periods shown.

MTM adjustments on investments. Unrealized gains/losses result from our equity investments that are accounted for at fair value in non-operating expense. The gains/losses are driven by changes in stock prices, foreign currency fluctuations and other valuation techniques for investments in companies without publicly-traded shares. Adjusting for these gains/losses allows investors to better understand and analyze our core operational performance in the periods shown.

Total Operating Revenue, adjusted and Total Revenue Per Available Seat Mile ("TRASM"), adjusted

	Three Months Ended			2Q23 vs 2Q22
(in millions)	June 30, 2023	September 30, 2022	June 30, 2022	% Change
Total operating revenue	$15,578	$13,975	$13,824
Adjusted for:
Third-party refinery sales	(965)	(1,134)	(1,514)
Total operating revenue, adjusted	$14,613	$12,840	$12,311	19%

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	Three Months Ended
	June 30, 2023	June 30, 2022	% Change
TRASM (cents)	22.58	23.47
Adjusted for:
Third-party refinery sales	(1.40)	(2.57)
TRASM, adjusted	21.18	20.90	1%

	Six Months Ended
	June 30, 2023	June 30, 2022
TRASM (cents)	21.74	20.93
Adjusted for:
Third-party refinery sales	(1.44)	(2.44)
TRASM, adjusted	20.30	18.49

Year Ended
(in millions)	December 31, 2022
Total operating revenue	$50,582
Adjusted for:
Third-party refinery sales	(4,977)
Total operating revenue, adjusted	$45,605

Operating Income, adjusted

	Three Months Ended
(in millions)	June 30, 2023	June 30, 2022
Operating income	$2,491	$1,519
Adjusted for:
MTM adjustments and settlements on hedges	3	(73)
Restructuring charges	–	(1)
Operating income, adjusted	$2,494	$1,445

Operating Margin, adjusted

	Three Months Ended
	June 30, 2023	June 30, 2022
Operating margin	16.0%	11.0%
Adjusted for:
MTM adjustments and settlements on hedges	–	(0.5)
Third-party refinery sales	1.1	1.3
Operating margin, adjusted	17.1%	11.7%

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Pre-Tax Income, Net Income, and Diluted Earnings per Share, adjusted

	Three Months Ended			Three Months Ended
	June 30, 2023			June 30, 2023
	Pre-Tax	Income	Net	Earnings
(in millions, except per share data)	Income	Tax	Income	Per Diluted Share
GAAP	$2,317	$(490)	$1,827	$2.84
Adjusted for:
MTM adjustments and settlements on hedges	3
Loss on extinguishment of debt	29
MTM adjustments on investments	(128)
Non-GAAP	$2,220	$(498)	$1,723	$2.68

	Three Months Ended			Three Months Ended
	June 30, 2022			June 30, 2022
	Pre-Tax	Income	Net	Earnings
(in millions, except per share data)	Income	Tax	Income	Per Diluted Share
GAAP	$1,033	$(298)	$735	$1.15
Adjusted for:
MTM adjustments and settlements on hedges	(73)
Loss on extinguishment of debt	41
MTM adjustments on investments	221
Restructuring charges	(1)
Non-GAAP	$1,222	$(300)	$921	$1.44

Pre-Tax Margin, adjusted

	Three Months Ended
	June 30, 2023	June 30, 2022
Pre-tax margin	14.9%	7.5%
Adjusted for:
Third-party refinery sales	0.9	1.1
MTM adjustments and settlements on hedges	–	(0.5)
Loss on extinguishment of debt	0.2	0.3
MTM adjustments on investments	(0.8)	1.6
Pre-tax margin, adjusted	15.2%	9.9%

Operating Cash Flow, adjusted. We present operating cash flow, adjusted because management believes adjusting for the following items provides a more meaningful measure for investors:

Net cash flows related to certain airport construction projects and other. Cash flows related to certain airport construction projects are included in our GAAP operating activities. We have adjusted for these items, which were primarily funded by cash restricted for airport construction, to provide investors a better understanding of the company's operating cash flow that is core to our operations in the periods shown.

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	Three Months Ended
(in millions)	June 30, 2023	June 30, 2022
Net cash provided by operating activities	$2,609	$2,535
Adjustments:
Net cash flows related to certain airport construction projects and other	38	(70)
Net cash provided by operating activities, adjusted	$2,648	$2,465

Free Cash Flow. We present free cash flow because management believes this metric is helpful to investors to evaluate the company's ability to generate cash that is available for use for debt service or general corporate initiatives. Free cash flow is also used internally as a component of our 2023 incentive compensation program. Free cash flow is defined as net cash from operating activities and net cash from investing activities, adjusted for (i) net purchases/(redemptions) of short-term investments, (ii) strategic investments and related, (iii) net cash flows related to certain airport construction projects and other, (iv) financed aircraft acquisitions and (v) pilot agreement payment. These adjustments are made for the following reasons:

Net purchases/(redemptions) of short-term investments. Net purchases/(redemptions) of short-term investments represent the net purchase and sale activity of investments and marketable securities in the period, including gains and losses. We adjust for this activity to provide investors a better understanding of the company's free cash flow generated by our operations.

Strategic investments and related. Certain cash flows related to our investments in and related transactions with other airlines are included in our GAAP investing activities. We adjust for this activity because it provides a more meaningful comparison to our airline industry peers.

Net cash flows related to certain airport construction projects and other. Cash flows related to certain airport construction projects are included in our GAAP operating activities and capital expenditures. We have adjusted for these items, which were primarily funded by cash restricted for airport construction, to provide investors a better understanding of the company's free cash flow and capital expenditures that are core to our operations in the periods shown.

Financed aircraft acquisitions. This adjustment reflects aircraft deliveries that are leased as capital expenditures. The adjustment is based on their original contractual purchase price or an estimate of the aircraft's fair value and provides a more meaningful view of our investing activities.

Pilot agreement payment. In the March 2023 quarter, Delta pilots ratified a new four-year Pilot Working Agreement effective January 1, 2023. The agreement includes numerous work rule changes and pay rate increases during the four-year term, including an initial pay rate increase of 18%. The agreement also includes a provision for a one-time payment made upon ratification in the March 2023 quarter of $735 million. We adjust for this item to provide investors a better understanding of our recurring free cash flow generated by our operations.

	Three Months Ended
(in millions)	June 30, 2023	June 30, 2022
Net cash provided by operating activities	$2,609	$2,535
Net cash used in investing activities	(1,382)	(152)
Adjusted for:
Net purchases/(redemptions) of short-term investments	(51)	(695)
Strategic investments and related	–	(105)
Net cash flows related to certain airport construction projects and other	81	94
Financed aircraft acquisitions	(162)	(69)
Free cash flow	$1,094	$1,608

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Six Months Ended
(in millions)	June 30, 2023
Net cash provided by operating activities	$4,843
Net cash used in investing activities	(2,482)
Adjusted for:
Net purchases/(redemptions) of short-term investments	50
Net cash flows related to certain airport construction projects and other	101
Financed aircraft acquisitions	(299)
Pilot agreement payment	735
Free cash flow	$2,948

Adjusted Net Debt. Delta uses adjusted total debt, including aircraft rent, in addition to adjusted debt and finance leases, to present estimated financial obligations. Delta reduces adjusted total debt by cash, cash equivalents, short-term investments and LGA restricted cash, resulting in adjusted net debt, to present the amount of assets needed to satisfy the debt. Management believes this metric is helpful to investors in assessing the company's overall debt profile.

(in millions)	June 30, 2023	December 31, 2022	June 30, 2022	2Q23 vs 4Q22 Change
Debt and finance lease obligations	$20,205	$23,030	$24,839
Plus: sale-leaseback financing liabilities	1,912	2,180	2,208
Plus: unamortized discount/(premium) and debt issue cost, net and other	99	138	176
Adjusted debt and finance lease obligations	$22,216	$25,349	$27,222
Plus: 7x last twelve months' aircraft rent	3,661	3,558	3,303
Adjusted total debt	$25,877	$28,906	$30,525
Less: cash, cash equivalents, short-term investments and LGA restricted cash	(6,037)	(6,603)	(10,948)
Adjusted net debt	$19,841	$22,303	$19,578	$(2,462)

Adjusted Non-Fuel Cost and Non-Fuel Unit Cost or Cost per Available Seat Mile, ("CASM-Ex")

We adjust operating expense and CASM for certain items described above, as well as the following items and reasons described below:

Aircraft fuel and related taxes. The volatility in fuel prices impacts the comparability of year-over-year financial performance. The adjustment for aircraft fuel and related taxes allows investors to better understand and analyze our non-fuel costs and year-over-year financial performance.

Profit sharing. We adjust for profit sharing because this adjustment allows investors to better understand and analyze our recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

One-time pilot agreement expenses. In the March 2023 quarter, Delta pilots ratified a new four-year Pilot Working Agreement effective January 1, 2023. The agreement includes numerous work rule changes and pay rate increases during the four-year term, including an initial pay rate increase of 18%. The agreement also includes a provision for a one-time payment made upon ratification in the March 2023 quarter of $735 million. Additionally, we recorded adjustments to other benefit-related items of approximately $130 million. Adjusting for these expenses allows investors to better understand and analyze our core cost performance.

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	Three Months Ended
(in millions)	June 30, 2023	June 30, 2022
Operating Expense	$13,087	$12,305
Adjusted for:
Third-party refinery sales	(965)	(1,514)
Aircraft fuel and related taxes	(2,516)	(3,223)
Profit sharing	(595)	(54)
Restructuring charges	–	1
Non-Fuel Cost	$9,011	$7,516

	Three Months Ended			2Q23 vs 2Q22
	June 30, 2023	September 30, 2022	June 30, 2022	% Change
CASM (cents)	18.97	19.87	20.89
Adjusted for:
Third-party refinery sales	(1.40)	(1.80)	(2.57)
Aircraft fuel and related taxes	(3.65)	(5.26)	(5.47)
Profit sharing	(0.86)	(0.38)	(0.09)
CASM-Ex	13.06	12.43	12.76	2.4%

	Six Months Ended
	June 30, 2023	December 31, 2022	June 30, 2022
CASM (cents)	20.04	19.98	20.27
Adjusted for:
Third-party refinery sales	(1.44)	(1.86)	(2.44)
Aircraft fuel and related taxes	(3.98)	(5.03)	(4.80)
Profit sharing	(0.51)	(0.41)	(0.05)
One-time pilot agreement expenses	(0.66)	–	–
Restructuring charges	–	0.10	0.01
CASM-Ex	13.44	12.77	12.98

Operating Expense, adjusted

	Three Months Ended
(in millions)	June 30, 2023	June 30, 2022
Operating expense	$13,087	$12,305
Adjusted for:
MTM adjustments and settlements on hedges	(3)	73
Third-party refinery sales	(965)	(1,514)
Restructuring charges	–	1
Operating expense, adjusted	$12,119	$10,866

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Total fuel expense, adjusted and Average fuel price per gallon, adjusted

				Average Price Per Gallon
	Three Months Ended			Three Months Ended
	June 30,	June 30,		June 30,	June 30,
(in millions, except per gallon data)	2023	2022	% Change	2023	2022	% Change
Total fuel expense	$2,516	$3,223		$2.52	$3.74
Adjusted for:
MTM adjustments and settlements on hedges	(3)	73		–	0.08
Total fuel expense, adjusted	$2,513	$3,296	(24)%	$2.52	$3.82	(34)%

	Average Price Per Gallon
	Six Months Ended
	June 30,	June 30,
(in millions, except per gallon data)	2023	2022
Total fuel expense	$2.75	$3.29
Adjusted for:
MTM adjustments and settlements on hedges	0.02	0.05
Total fuel expense, adjusted	$2.77	$3.34

Gross Capital Expenditures. We adjust capital expenditures for the following items to determine gross capital expenditures for the reasons described below:

Financed aircraft acquisitions. This adjusts capital expenditures to reflect aircraft deliveries that are leased as capital expenditures. The adjustment is based on their original contractual purchase price or an estimate of the aircraft's fair value and provides a more meaningful view of our investing activities.

Net cash flows related to certain airport construction projects. Cash flows related to certain airport construction projects are included in capital expenditures. We have adjusted for these items because management believes investors should be informed that a portion of these capital expenditures from airport construction projects are either funded with restricted cash specific to these projects or reimbursed by a third party.

	Three Months Ended
(in millions)	June 30, 2023	June 30, 2022
Flight equipment, including advance payments	$1,074	$603
Ground property and equipment, including technology	378	355
Adjusted for:
Financed aircraft acquisitions	162	69
Net cash flows related to certain airport construction projects	(42)	(163)
Gross capital expenditures	$1,572	$864

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